The following are subsidiaries of Southern BancShares (N.C.), Inc. :

         Subsidiary                               State of Incorporation

Southern Bank and Trust Company                        North Carolina

Southern Capital Trust I                               Delaware

Goshen, Inc.                                           North Carolina